SLR Consulting (Canada) Ltd. 55 University Ave., Suite 501, Toronto, ON M5J 2H7

Consent of R. Dennis Bergen

I consent to all references to my name and any quotation from, or summarization of, Sections 1.1.1.2, 1.1.2.2, 1.3.8, 1.3.9, 15, 16, 25.2, 26.2 and 27 of the technical report summary entitled "Technical Report on the Pre-Feasibility Study on the Pinyon Plain Project, Coconino County, Arizona, USA" dated February 23, 2023, as amended March 6, 2024, prepared by me and incorporated by reference into the Registration Statement on Form S-8, and any amendments or supplements thereto, of Energy Fuels Inc. being filed with the United States Securities and Exchange Commission, and any amendments or supplements thereto.

/s/ R. Dennis Bergen

R. Dennis Bergen, P.Eng.

Associate Principal Mining Engineer

Date: April 10, 2024